Exhibit 99.1

Excerpts from Preliminary Offering Memorandum of Century Communities, Inc., dated January 23, 2017

SUMMARY

Recent Developments

Preliminary Unaudited Summary Results for the Year Ended 2016

We are currently in the process of finalizing our financial results for the year ended December 31, 2016. On a preliminary basis, (i) home sales revenues for the year ended December 31, 2016 were approximately $978.7 million, an increase from $725.4 million for the year ended December 31, 2015, (ii) at December 31, 2016, we had total cash, cash equivalents, and cash held in escrow of $49.5 million, compared to total cash, cash equivalents, and cash held in escrow of $41.1 million at December 31, 2015, (iii) at December 31, 2016, we had total debt of $454.1 million, compared to total debt of $390.2 million at December 31, 2015, (iv) during the year ended December 31, 2016, we had approximately 2,825 new homes delivered with an average sales price of approximately $346.5 thousand, compared to 2,401 new homes delivered with an average sales price of approximately $302.1 thousand during the year ended December 31, 2015, (v) net new home contracts (new home contracts net of cancellations) for the year ended December 31, 2016 was approximately 2,860, which increased from 2,356 for the year ended December 31, 2015, and (vi) at December 31, 2016, we had a backlog of approximately 749 sold but unclosed homes with an aggregate sales value of approximately $302.8 million, compared to 714 homes in backlog with an aggregate sales value of approximately $271.1 million at December 31, 2015.

The data set forth above for the year ended December 31, 2016 are estimates that are based solely on currently available information, which is subject to change. We have not completed our normal quarterly accounting close and review procedures for such period. During this process, we may identify items that would require us to make adjustments to the preliminary data described above. As a result, the results of operations and other disclosures for the year ended December 31, 2016 may differ materially from the estimates described above. These estimates constitute forward-looking statements and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP or as a measure of performance. See “Cautionary Note Concerning Forward-Looking Statements.” Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data, and accordingly, Ernst & Young LLP does not express an opinion or any form of assurance with respect thereto.

Establishment of At-the-Market Offering Program

On November 4, 2016, we entered into a Distribution Agreement with J.P. Morgan Securities LLC, Citigroup Global Markets Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as our sales agents (which we refer to as the “Sales Agents”), pursuant to which we may offer and sell from time to time through the Sales Agents up to $50,000,000 maximum aggregate offering price of shares of our common stock, in such amounts as we may specify by notice to any Sales Agent, in accordance with the terms and conditions set forth in the Distribution Agreement.

Entry into North Carolina Market

We entered the North Carolina market in December 2016 by acquiring 57 finished lots in Charlotte.

The Offering

Ranking	The Offered Notes will be our unsecured senior obligations and will rank equally with our unsecured senior indebtedness. The Offered Notes will be effectively subordinated to all of our and our guarantors’ future secured indebtedness to the extent of the assets securing such indebtedness, and certain other obligations that are granted preferential treatment under law. The Offered Notes will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries that do not guarantee the Offered Notes.

As of December 31, 2016, we had total consolidated indebtedness of approximately $454.1 million, none of which was secured indebtedness owed by subsidiaries. As of December 31, 2016, we had $185.0 million available on our revolving credit facility and capacity for up to an additional $20.0 million under the accordion provisions thereof. Immediately after giving effect to this offering and the application of the net proceeds as described in “Use of Proceeds,” we would have an aggregate of $234.6 million in additional borrowing capacity under our revolving credit facility (which includes the additional capacity under the accordion provisions thereof).

As of December 31, 2016, the Company’s non-guarantor subsidiaries accounted for $30.0 thousand of the Company’s liabilities, including debt and trade payables but excluding intercompany liabilities.

RISK FACTORS

Risks Related to Our Indebtedness and the Notes

We use and expect to continue to use leverage in executing our business strategy, which may adversely affect the return on our assets.

We may incur a substantial amount of debt in the future. As of December 31, 2016, we had approximately $454.1 million in outstanding indebtedness, consisting of $253.1 million outstanding on our Existing Notes, $195.0 million outstanding on our revolving credit facility, and $6.0 million outstanding on insurance premium notes. As of December 31, 2016, we had $185.0 million available on our revolving credit facility and capacity for up to an additional $20.0 million under the accordion provisions thereof. Immediately after giving effect to this offering and the application of the net proceeds as described in “Use of Proceeds,” we would have approximately $454.1 million of debt outstanding and an aggregate of $234.6 million in additional borrowing capacity under our revolving credit facility (which includes the additional capacity under the accordion provisions thereof). Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and the Company as a whole, to generate cash flow to cover the expected debt service. Our charter does not contain a limitation on the amount of debt we may incur and our board of directors may change our target debt levels at any time without the approval of our stockholders.

Incurring a substantial amount of debt could have important consequences for our business, including:

•	making it more difficult for us to satisfy our obligations with respect to our debt or to our trade or other creditors;

•	increasing our vulnerability to adverse economic or industry conditions;

•	limiting our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

•	requiring a substantial portion of our cash flows from operations for the payment of interest on our debt and reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage to less leveraged competitors.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us through capital markets financings or under our credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before its maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all. In addition, we may incur additional indebtedness in order to finance our operations or to repay existing indebtedness. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all, or on terms that would be advantageous to our stockholders or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

The repayment of the Notes will be effectively subordinated to substantially all of our future secured debt and the future secured debt of our guarantors.

The Notes, and each guarantee of the Notes, are unsecured obligations. The Notes, and any other unsecured debt obligations of ours, are effectively junior in right of payment to all secured indebtedness to the extent of the value of the collateral securing such indebtedness. In the event of our bankruptcy, or the bankruptcy of any of the guarantors, holders of any of our or such guarantors’ secured indebtedness will have claims that are senior to the claims of the holders of any of our unsecured debt obligations with respect to the value of the assets securing such indebtedness.

If we defaulted on our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing such secured indebtedness before the holders of the Notes will be entitled to receive any payment with respect thereto. As a result, the holders of the Notes may recover proportionally less than holders of secured indebtedness.

As of December 31, 2016, we and our guarantors did not have any secured indebtedness.

Interest expense on debt we will incur may limit our cash available to fund our growth strategies.

As of December 31, 2016, we had approximately $454.1 million in outstanding indebtedness, consisting of $253.1 million outstanding on our Existing Notes, $195.0 million outstanding on our revolving credit facility, and $6.0 million outstanding on insurance premium notes. As of December 31, 2016, we had $185.0 million available on our revolving credit facility and capacity for up to an additional $20.0 million under the accordion provisions thereof. Immediately after giving effect to this offering and the application of the net proceeds as described in “Use of Proceeds,” we would have approximately $454.1 million of debt outstanding and an aggregate of $234.6 million in additional borrowing capacity under our revolving credit facility (which includes the additional capacity under the accordion provisions thereof). As part of our growth strategy, we may incur a significant amount of additional debt. Certain of our current debt has, and any additional debt we subsequently incur may have, a floating rate of interest. Higher interest rates could increase debt service requirements on our current floating rate debt and on any floating rate debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay existing debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either such event or both could materially and adversely affect our cash flows and results of operations.

Risks Related to Our Business

Our geographic concentration could materially and adversely affect us if the homebuilding industry in our current markets should decline.

Our business strategy is focused on the design, construction and sale of single-family detached and attached homes in the major metropolitan markets of Atlanta, Central Texas, Colorado, Houston, and Nevada. Because our operations are concentrated in these areas, a prolonged economic downturn in one or more of these areas could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations. For the fiscal year ended December 31, 2016, we generated 34.5%, 10.8%, 36.0%, 4.0%, 14.4% and 0.3% of our revenue in Atlanta, Central Texas, Colorado, Houston, Nevada and Utah, respectively.

Risk Related to Conflicts of Interest

As a result of Dale Francescon’s and Robert Francescon’s relationship with the Company, conflicts of interest may arise with respect to any transactions involving or with Dale Francescon, Robert Francescon, or their affiliates, and their interests may not be aligned with yours.

Dale Francescon and Robert Francescon are our Co-Chief Executive Officers, sit on our board of directors, and collectively beneficially own 5,025,770 shares of our common stock, which represents 23.3% of our common stock outstanding as of December 31, 2016. For so long as Dale Francescon and Robert Francescon continue to beneficially own a significant stake in us, they will have significant influence over the power to:

•	elect our directors and exercise overall control over the Company;

•	agree to sell or otherwise transfer a controlling stake in the Company; and

•	determine the outcome of substantially all actions requiring the majority approval of our stockholders, including transactions with related parties, corporate reorganizations, mergers, acquisitions and dispositions of assets.

The interests of Dale Francescon and Robert Francescon may not be fully aligned with yours, and this could lead to a strategy that is not in your best interests. In addition, their significant ownership in us and resulting ability to effectively control us will limit your ability to influence corporate matters and may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control.

In addition, there may be transactions between us and Dale Francescon, Robert Francescon, or their affiliates that could present an actual or perceived conflict of interest. These conflicts of interest may lead Dale and/or Robert Francescon to recuse himself or themselves from actions of our board of directors with respect to any transactions involving or with Dale or Robert Francescon or their affiliates. For example, we have entered into employment agreements with Dale Francescon and Robert Francescon, our Co-Chief Executive Officers, in their capacities as officers, pursuant to which they are required to devote substantially full-time attention to our affairs. These employment agreements were not negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with Dale Francescon and Robert Francescon.

OUR BUSINESS

Segment and geographic area disclosures

We have identified our Atlanta, Central Texas, Colorado, Houston, and Nevada divisions as reportable operating segments. Our Corporate operations are a nonoperating segment, as it serves to support our homebuilding operations through functions such as our executive, finance, treasury, human resources, and accounting departments.

The below table presents the approximate number of employees for each reportable operating segment as of December 31, 2016 and 2015.

	Year Ended December 31,
	2016	2015
Atlanta	165	135
Central Texas	70	72
Colorado	181	192
Houston	25	37
Nevada	71	53
Utah	13	—
Corporate	40	21

Total	565	510

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On October 21, 2014, we entered into a credit agreement with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto (which, as modified as described below, we refer to as the “Credit Agreement”).

The Credit Agreement provides us with a revolving line of credit of up to $380 million (which, as modified as described below, we refer to as the “Revolving Credit Facility”). In addition, under the accordion provisions of the Credit Agreement, we are entitled to request an increase in the size of the Revolving Credit Facility by an amount not exceeding $20 million. If the existing lenders elect not to provide the full amount of a requested increase, we may invite one or more other lender(s) to become a party to the Credit Agreement, subject to the approval of the Administrative Agent and L/C Issuer. The Credit Agreement includes a letter of credit sublimit of $20 million. The obligations under the Revolving Credit Facility are guaranteed by certain of our subsidiaries.

On July 31, 2015, we entered into a First Modification Agreement with Texas Capital Bank, National Association, as Administrative Agent, the lenders party thereto, and our subsidiary guarantors party thereto, which modified the Credit Agreement to, among other things, (i) increase the Revolving Credit Facility from its initial borrowing capacity of $120 million to $200 million, (ii) extend the maturity date of the Revolving Credit Facility from October 21, 2017 to October 21, 2018, and (iii) increase the amount of the increase in the size of the Revolving Credit Facility that we had the option to request under the accordion provisions thereof, from time to time, from an initial amount not exceeding $80 million to an amount not exceeding $100 million, subject to the terms and conditions of the First Modification Agreement and the Credit Agreement.

On December 22, 2015, we entered into a Second Modification Agreement with Texas Capital Bank, National Association, as Administrative Agent, the lenders party thereto, and our subsidiary guarantors party thereto, which further modified the Credit Agreement to, among other things, increase the Revolving Credit Facility from $200 million to $300 million.

On August 19, 2016, we entered into a Third Modification Agreement with Texas Capital Bank, National Association, as Administrative Agent, the lenders party thereto, and our subsidiary guarantors party thereto, which further modified the Credit Agreement to, among other things, (i) exercise $80 million of the accordion feature of the Credit Agreement to increase the Revolving Credit Facility from $300 million to $380 million, and (ii) extend the maturity date of the Revolving Credit Facility by one year to mature on October 21, 2019.

Unless terminated earlier, the principal amount under the Revolving Credit Facility, together with all accrued unpaid interest and other amounts owing thereunder, if any, will be payable in full on October 21, 2019, the maturity date of the Revolving Credit Facility. Borrowings under the Revolving Credit Facility bear interest at a floating rate equal to the London Interbank Offered Rate plus an applicable margin between 2.75% and 3.25% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.75% and 2.25% per annum. The “applicable margins” described above are determined by a schedule based on our leverage ratio, as defined in the Credit Agreement. The Credit Agreement also provides for fronting fees and letter of credit fees payable to the L/C Issuer and commitment fees payable to the Administrative Agent equal to 0.20% of the unused portion of the Revolving Credit Facility.

The Credit Agreement contains customary affirmative and negative covenants (including limitations on our ability to grant liens, incur additional debt, pay dividends, redeem our common stock, make certain investments, and engage in certain merger, consolidation or asset sale transactions), as well as customary events of default. The Credit Agreement also requires us to maintain (i) a leverage ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon our and our subsidiaries’ (on a consolidated basis) ratio of debt to tangible net worth, (ii) an interest coverage ratio of not less than 1.50 to 1.0 for any four fiscal quarter period, based upon our and our subsidiaries’ (on a consolidated basis) ratio of EBITDA to cash interest expense, (iii) a consolidated tangible net worth of not less than the sum of $250 million, plus 50% of the net proceeds of any issuances of equity interests by us and the guarantors of the Revolving Credit Facility, plus 50% of the amount of our and our subsidiaries’ consolidated net income, (iv) liquidity of not less than $25 million, and (v) a risk asset ratio of not more than 1.25 to 1.0, based upon the ratio of the book value of all risk assets owned by us and our subsidiaries to our tangible net worth. As of December 31, 2016, we were in compliance with all covenants under the Credit Agreement.

As of December 31, 2016, we had $195.0 million outstanding under the Revolving Credit Facility.

Insurance Premium Notes

As of December 31, 2016, we had two insurance premium notes outstanding totaling $6.0 million in the aggregate, which mature in March 2017 and December 2017, respectively. These notes bear interest at a rate of 3.89% and 3.88%, respectively.

DESCRIPTION OF NOTES

Note Guarantees

As of December 31, 2016, the Non-Guarantor Subsidiaries accounted for $6.4 million of the Company’s consolidated total assets and had $30.0 thousand of its liabilities, including debt and trade payables but excluding intercompany liabilities, and for the twelve months ended December 31, 2016, the Non-Guarantor Subsidiaries accounted for none of the Company’s consolidated total revenues.